NEUBERGER & BERMAN EQUITY ASSETS
                           PLAN PURSUANT TO RULE 12B-1
                                   SCHEDULE A


                                                                  Date Made a
                                     FEE (as a percentage of         Party
SERIES                              Average Daily Net Assets)       to Plan
------                              -------------------------    ---------------

Neuberger & Berman Focus Assets              0.25%                April 1, 1996

Neuberger & Berman Guardian Assets           0.25%                April 1, 1996

Neuberger & Berman Manhattan Assets          0.25%                April 1, 1996

Neuberger & Berman Partners Assets           0.25%                April 1, 1996

Neuberger & Berman Genesis Assets            0.25%                March 31, 1997